Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com
FOR IMMEDIATE RELEASE
MARINEMAX REPORTS SECOND QUARTER FISCAL 2010 RESULTS
~Further Reduces Inventory And Debt~
~Improves Gross Margins~
~Significantly Reduces Its Reported Loss~
CLEARWATER, FL, April 28, 2010 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its second quarter ended March 31, 2010.
Revenue was $110.1 million for the quarter ended March 31, 2010 compared with $129.6 million for the comparable quarter last year. Same-store sales declined approximately 5% compared with a 41% decline in the comparable quarter last year. Revenue from stores recently closed that were not eligible for inclusion in the same-store sales base was $13.4 million. The net loss for the second quarter of fiscal 2010 was $6.3 million, or $0.29 per share, compared with a net loss of $20.3 million, or $1.09 per share, for the comparable quarter last year.
Included in the second quarter fiscal 2009 net loss was approximately $900,000, or $0.05 per share, associated with store closing costs. Additionally, during the same quarter, the Company incurred losses and increased its inventory reserves for expected losses associated with brands that it no longer represents, which reduced gross profit by $4.1 million, or $0.22 per share.
At March 31, 2010, inventory was $173.7 million compared with $399.1 million at March 31, 2009, a $225.4 million or 56% decline. Short-term borrowings declined 82%, or $241.0 million, to $53.0 million compared with $294.0 million as of March 31, 2009.
Revenue was $210.6 million for the six months ended March 31, 2010 compared with $229.8 million for the comparable period last year. Same-store sales increased approximately 3% compared with a 46% decline in the comparable period last year. Net income for the six-months ended March 31, 2010 was $3.8 million, or $0.17 per diluted share, compared with a net loss of $34.6 million, or $1.87 per share, for the comparable period last year. The Company’s results for the six-month period ended March 31, 2010 included a tax benefit of approximately $19.3 million, or $0.86 per diluted share, primarily related to the recognition of fiscal 2009 tax net operating loss carry-backs realized through the recent change in tax laws which increased the number of historical years that companies can carry back losses. Without the tax benefit, the Company would have incurred a net loss of $15.5 million, or $0.71 per share. The Company’s results for the six-month period ended March 31, 2009 included $1.3 million, or $0.07 per share, of costs associated with store closings, as well as $4.9 million, or $0.27 per share, for incurred losses and the increase in its inventory reserves, as noted above, for brands the Company no longer represents.
~more~

During the quarter, the Company operated with 56 stores, which is 18 fewer stores than in the prior year. MarineMax closed 26 stores in fiscal 2009 as a key component of its efforts to better match its fixed costs with the decline in business it has experienced because of the weak economic conditions.
William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “With our successful efforts to substantially reduce our inventory levels behind us, gross margins returned to more typical levels. The margin expansion, combined with the initiatives we implemented to streamline our store base and to significantly lower our overall cost structure resulted in a greatly reduced quarterly loss when compared with the comparable quarter last year. However, our same-store sales decline is indicative of the challenging industry and economic conditions that we continue to face, reminding us that the industry recovery may likely be gradual. Poor weather also adversely affected our business during the quarter in key markets.”
Mr. McGill continued, “We are optimistic about the future. The steps we have taken to reduce inventory and its related financing as well as our improved working capital position have resulted in a balance sheet with very strong ratios and increased flexibility. This financial position and the failure of other boat retailers provides us with a competitive advantage and should allow us to capitalize on opportunities as they arise. There are signs the economy is generally improving. In addition, retail sales in many industries appear to be increasing, although the improvement has yet to be felt in the high-end, big ticket segment. We remain convinced that, as industry conditions rebound, we will start to see the pent up demand from those customers who have delayed their first or next boat purchase. Boaters remain passionate about the benefits of the boating lifestyle, and MarineMax is well positioned to serve their needs.”
About MarineMax
Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts and Grady White, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 56 retail locations and operates within Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee and Texas. MarineMax is a New York Stock Exchange-listed company.
Use of Non-GAAP Financial Information
In this release, the Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.
~more~

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the Company’s ability to achieve improved operating margins and take advantage of growth opportunities in the future; the Company’s assessment of its customers’ passion about boating; the Company’s assessment of the pent up demand from customers; the Company’s positioning to serve the boating needs of its customers; the Company’s assessment of customers’ future buying decisions; the Company’s assessment of market conditions, including the status of the industry recovery and signs of the recovering economy and its effect on the boating industry; the Company’s industry and market share position; the Company’s assessment of the competitive advantage of its balance sheet; the Company’s assessment of the improvement of its competitive position resulting from the failure of many small boat retailers and its ability to capitalize on opportunities as they arise; the Company’s success of operating cost reductions; and the Company’s long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.
~more~

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revenue	$110,116	$129,608	$210,565	$229,832
Cost of sales	85,910	109,894	164,388	186,415

Gross profit	24,206	19,714	46,177	43,417

Selling, general, and administrative expenses	29,631	36,360	59,260	75,222

Loss from operations	(5,425)	(16,646)	(13,083)	(31,805)

Interest expense	1,059	3,774	2,521	7,836

Loss before income tax benefit	(6,484)	(20,420)	(15,604)	(39,641)

Income tax benefit	(146)	(151)	(19,419)	(5,032)

Net income (loss)	$(6,338)	$(20,269)	$3,815	$(34,609)

Basic net income (loss) per common share	$(0.29)	$(1.09)	$0.17	$(1.87)

Diluted net income (loss) per common share	$(0.29)	$(1.09)	$0.17	$(1.87)

Weighted average number of common shares used in computing net income (loss) per common share:

Basic	21,982,631	18,512,104	21,888,574	18,465,325

Diluted	21,982,631	18,512,104	22,521,571	18,465,325

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	March 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,786	$14,982
Accounts receivable, net	20,312	28,228
Inventories, net	173,695	399,116
Prepaid expenses and other current assets	9,319	7,731
Deferred tax assets	—	298

Total current assets	220,112	450,355

Property and equipment, net	99,621	111,257
Other long-term assets	2,347	3,261
Deferred tax asset	—	1,206

Total assets	$322,080	$566,079

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$27,077	$21,922
Customer deposits	10,790	6,495
Accrued expenses	23,490	23,668
Short-term borrowings	53,000	294,000

Total current liabilities	114,357	346,085

Other long-term liabilities	3,168	2,522

Total liabilities	117,525	348,607

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	23	19
Additional paid-in capital	207,755	182,328
Retained earnings	12,587	50,935
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	204,555	217,472

Total liabilities and stockholders’ equity	$322,080	$566,079

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
GAAP net income (loss) as reported	$(6,338)	$(20,269)	$3,815	$(34,609)
Less the tax benefit related to tax loss carry-backs due to recent changes in tax law	—	—	(19,273)	—

Non-GAAP proforma net income (loss)	$(6,338)	$(20,269)	$(15,458)	$(34,609)

GAAP diluted net income (loss) per common share	$(0.29)	$(1.09)	$0.17	$(1.87)

Less the tax benefit per share related to tax loss carry-backs due to recent changes in tax law	—	—	(0.86)	—
Non-GAAP proforma net loss per common share	$(0.29)	$(1.09)	$(0.71)	$(1.87)

Common shares used in the calculations of net income (loss) per common share	21,982,631	18,512,104	21,888,574	18,465,325

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